Exhibit 99.1

March 29, 2013

William “BJ” Santiago

President and Chief Executive Officer

Globalwise Investments, Inc.

2190 Dividend Drive

Columbus, OH 43228

Dear BJ,

Letter of Resignation

I hereby inform Globalwise Investments, Inc. (the “Company”), that I am resigning from the Board of Directors of the Company effective April 2, 2013, for health reasons.

I am not resigning from the Board of Directors of the Company due to any disagreements with the Company.

I wish the company well.

Sincerely,

/s/ Roy Haddix
Roy Haddix